EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE
Contact: Frank V. Dane
  Phone: 650-802-7737
  Email: fdane@cic.com


                     COMMUNICATION INTELLIGENCE CORPORATION

                  REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

                       CIC Achieves Record Setting Results

Redwood Shores, CA, October 27, 2004 -- (OTC BB: CICI) Communication Intelligence Corporation ("CIC" or the "Company"), the leader in biometric signature verification & natural input software and a leading supplier of electronic signature solutions announced today its financial results for the third quarter of 2004 and for the nine month period ended September 30, 2004.

Total revenue of $3.7 million for the quarter ended September 30, 2004, almost quadrupled (392%) compared to revenues of $936,000 in the corresponding quarter of the prior year. The revenue is primarily attributable to a large national insurance company, who chose CIC eSignature technology for a major follow-on deployment, and revenue from Charles Schwab, IA Systems, Mysis Healthcare, PalmSource, Prudential, TVA, and Wells Fargo.

Net income of $2.1 million for the quarter ended September 30, 2004, represents an improvement of $2.6 million from the net loss of $472,000 in the corresponding quarter of the prior year. The increase in net income was primarily attributable to the increase in revenues. The basic and diluted income per share was $0.02 on approximately 101 million weighted average common shares outstanding for the three months ended September 30, 2004, as compared to a basic and diluted loss of $0.01 per share on approximately 100 million weighted average common shares outstanding for the corresponding quarter of the prior year.

Revenues of $6.7 million for the nine months ended September 30, 2004, more than doubled (257%) compared to $2.6 million for the corresponding period of the prior year. The net income for the nine months ended September 30, 2004, increased by $4.1 million to $2.6 million, as compared to a net loss of $1.5 million for the corresponding nine months of the prior year. The increase in revenue was primarily attributable to sales to large national customers in the insurance and banking industries. The increase in net income available to common stock holders for the nine months ended September 30, 2004 was primarily attributable to increased sales. The basic and diluted income per share was $0.03 on approximately 101 million weighted average common shares outstanding for the nine months ended September 30, 2004, as compared to a basic and diluted loss of $0.02 per share on approximately 96.5 million weighted average common shares outstanding for the corresponding period of the prior year.

CIC's Chairman and CEO, Guido DiGregorio stated, "I am pleased that the third quarter results represent the highest revenue and the most profitable quarter in the history of the company. eSignature revenue of $3.4 million was the significant contributor to the third quarter and cumulative eSignature revenue of $5.9 million for the nine months ended September 30, 2004 is more than triple (354%) that of the same period last year. Based on these results and our current sales activity, we believe the emerging economic recovery is positively impacting the IT spending of our large base of pilot and initial enterprise installations that we seeded over the past several years; thereby providing the budgetary funding for full scale follow-on enterprise deployments. We further believe these results reflect our technology leadership and product strategy focused on proven, hardware independent, multi-platform software solutions that embrace, and are compatible with, the various biometric and alternative eSignature methods and technologies. Our support for, and relationships with, key software and hardware partners enables CIC to provide the best possible solutions to our end user customers. We are optimistic about continued sales momentum in the fourth quarter and the potential for a record setting year."

Selected  financial  information  follows.   Detailed  corporate  and  financial
information is available on CIC's website at www.cic.com.

About CIC
Communication Intelligence Corporation ("CIC") is the leading supplier of biometric signature verification and natural input software and a leading supplier of electronic signature solutions focused on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eTransactions, enabling the world with "The Power to Sign Online(R)". CIC's products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. CIC sells directly to OEMs and Enterprises and has products available through major retail outlets and key integration/channel partners. Industry leaders such as Charles Schwab, Fujitsu, IBM, Oracle, PalmSource, Prudential, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Symbol and TVA have licensed the Company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com

Forward Looking Statement Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company's technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

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                     COMMUNICATION INTELLIGENCE CORPORATION
            Selected Consolidated Statement of Operations Information
                (Dollars in thousands, except per share amounts)


                                 Three Months Ended         Nine Months Ended
                                    (unaudited)                (unaudited)
                                09/30/04    09/30/03      09/30/04     09/30/03
                                ---------   --------- --- ---------  -----------


Revenues                        $  3,669     $   936      $  6,728     $  2,616

Net income (loss) applicable
to common stockholders          $  2,145     $  (472)     $  2,634     $ (1,472)


Basic and diluted income (loss)
per common share                $  0.02      $ (0.01)     $   0.03     $  (0.02)

Weighted average common shares
outstanding                     101,368      100,101       100,751       96,537



Selected Consolidated Balance Sheet Information

                                                    (Dollars in thousands)

                                                09/30/04             12/31/03
                                               (unaudited)
                                             --------------      --------------

              Cash & cash equivalents         $    1,549             $  1,039

              Total current assets            $    5,714             $  2,005

              Total Assets                    $   10,643             $  7,215

              Short-term debt                 $    3,541             $  3,758

              Long term debt                  $       10             $     13

              Deferred revenue (1)            $      507             $    165

              Total current liabilities (2)   $    4,976             $  4,900

              Total stockholder's equity      $    5,567             $  2,187

NOTES:
(1) Deferred revenues consist principally of deferred maintenance contract revenue.
(2) Includes deferred revenues of $507 and $165 for period ended September 30, 2004 and December 31, 2003, respectively.


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